UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2020

SCULPTOR CAPITAL MANAGEMENT, INC.

(Exact name of registrant, as specified in its charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

212-790-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares	SCU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2020 (the “Effective Date”), Sculptor Capital LP (the “Borrower”), Sculptor Capital Advisors LP (“Advisors”) and Sculptor Capital Advisors II LP (“Advisors II” and, together with Advisors and the Borrower, the “Operating Partnerships”), each of which is a subsidiary of Sculptor Capital Management, Inc. (the “Company”), entered into that certain Credit and Guaranty Agreement (the “Credit Agreement”) among the Operating Partnerships, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and Delaware Life Insurance Company (“Delaware Life”), as administrative agent (“Administrative Agent”) and as a lender.

The Credit Agreement provides for a senior secured term loan facility in an initial aggregate principal amount of $320 million (the “Term Loan Facility”) and a senior secured revolving credit facility in an initial aggregate principal amount of $25 million (the “Revolving Credit Facility”). Each of the Revolving Credit Facility and the Term Loan Facility mature six and seven years after the date of the initial funding of the Term Loan Facility (the date of such initial funding, the “Closing Date”). Amounts borrowed under the Term Loan Facility and subsequently repaid may not be reborrowed. Amounts borrowed under the Revolving Credit Facility and subsequently repaid may be reborrowed.

Loans under the Term Loan Facility and the Revolving Credit Facility will bear interest at a per annum rate equal to (A)(i) at the Borrower’s option, one, two, three or six months (or with respect to the loans incurred on the Closing Date, any period of less than three months as may be agreed by the Administrative Agent and the Borrower) LIBOR, or (ii) a base rate, plus (B) a margin of, (i) from the Closing Date to the date two business days following any Pricing Step-Up Event (as defined in the Credit Agreement), 6.25% (or 5.25% in the case of base rate loans) and (b) thereafter, 8.25% (or 7.25% in the case of base rate loans) (the rates set forth in clauses (B)(i) and (B)(ii), the “Applicable Margin”). The Applicable Margin shall be 6.25% (or 5.25% in the case of base rate loans) following the earlier to occur of (x) any Leverage Based Step-Down Event (as defined in the Credit Agreement) and (y) any Prepayment Based Step-Down Event (as defined in the Credit Agreement), so long as no Prepayment Based Step-Up Condition (as defined in the Credit Agreement) or Leverage Based Step-Up Event (as defined in the Credit Agreement) has occurred, respectively. Upon the occurrence of a Fall-Away Trigger (as defined in the Credit Agreement), the Applicable Margin shall be 6.25% (or 5.25% in the case of base rate loans) and may not be increased due to a subsequent Leverage Based Step-Up Event (as defined in the Credit Agreement). Following delivery of a Cash Sweep Notice (as defined below) to the Borrower, (i) the Applicable Margin shall be reduced by 0.75% and (ii) if, as a result of certain repayment provisions, the amount of the Term Loan Facility repaid equals or exceeds $175 million, the Applicable Margin shall be reduced by an additional 0.75% (the Applicable Margin reductions pursuant to such Cash Sweep Notice, collectively, the “Cash Sweep Notice Applicable Margin Reduction”). The Borrower is required to pay an undrawn committee fee at a rate per annum equal to 0.50% of the undrawn portion of the commitments under the Revolving Credit Facility.

The Term Loan Facility, together with cash on hand, will be used to (a) repay all loans under that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as amended, the “Existing Senior Credit Facility”), among the Operating Partnerships, the other guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (b) repay all loans under that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (the “Subordinated Credit Facility”), by and among the Operating Partnerships, the other guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, and (c) redeem all outstanding preferred units (the “Preferred Units”) of the Operating Partnerships having the terms set forth in (i) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units dated as of February 7, 2019 of each of the Operating Partnerships (collectively, the “Preferred Unit Designations”). On the Closing Date, upon the termination of all commitments and the repayment of all obligations under the Existing Senior Credit Facility and the Subordinated Credit Facility and the redemption of all Preferred Units, all guarantees of the obligations under the Existing Senior Credit Facility and the Subordinated Credit Facility will be released, all liens under the Existing Senior Credit Facility will be released and the Existing Senior Credit Facility, the Subordinated Credit Facility and the Preferred Unit Designations will be terminated (the “Refinancing”). The Existing Senior Credit Facility, Subordinated Credit Facility and Preferred Unit Designations shall remain in full force and effect until the effectiveness of the repayment of all obligations under the Existing Senior Credit Facility and Subordinated Credit Facility and the redemption of all Preferred Units. The Borrower intends to use proceeds from the Revolving Credit Facility for working capital and general corporate purposes.

On or prior to the 95th day after the end of each fiscal year, the Borrower is required to prepay the Term Loan Facility in an amount equal to (A)(i) so long as Delaware Life (including its affiliates and related funds) delivers written notice (the “Cash Sweep Notice”) to the Borrower prior to October 9, 2020 electing to apply 100% of adjusted distributable earnings to mandatorily prepay the Term Loans in accordance with the Credit Agreement, effect the Cash Sweep Notice Applicable Margin Reduction and reduce the amount of warrants or restricted shares, as applicable, issuable to Delaware Life (including its affiliates and related funds) to a number representing 6.5% of the fully diluted ownership of the Company as of the Closing Date, (a) 100% of adjusted distributable earnings, so long as an aggregate amount not exceeding $175 million of the Term Loan Facility has been repaid and (b) 0% of Adjusted Distributable Earnings, so long as an aggregate amount of at least $175 million of the Term Loan Facility has been repaid and (ii) if the Cash Sweep Notice has not been delivered to the Borrower, (a) 100% of adjusted distributable earnings, so long as an aggregate amount not exceeding $100 million of the Term Loan Facility has been repaid, (b) 25% of adjusted distributable earnings, so long as an aggregate amount of at least $100 million but not more than $150 million of the Term Loan Facility has been repaid and (c) 0% of adjusted distributable earnings, so long as an aggregate amount exceeding $150 million of the Term Loan Facility has been repaid, minus (B) the amount of the Term Loan Facility voluntarily prepaid during such applicable fiscal year (or contractually committed during such fiscal year to be made within 90 days of the last day of such fiscal year). The foregoing prepayment shall only be required if, after giving pro forma effect to such mandatory prepayment, the free cash balance as of the end of such fiscal year would not be less than $75 million. The Credit Agreement contains other customary prepayment and repayment provisions.

Certain prepayments of the Term Loan Facility are subject to a prepayment premium (the “Call Premium”) equal to (a) prior to the second anniversary of the Closing Date, a customary “make-whole” premium plus a premium of 3.0% of the principal amount of loans prepaid, (b) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a premium of 3.0% of the principal amount of loans prepaid, (c) on or after the third anniversary of the Closing Date but prior to the four anniversary of the Closing Date, a premium of 2.0% of the principal amount of loans prepaid and (d) thereafter, 0%. The Call Premium shall not apply to voluntary prepayments of the Term Loan Facility of up to (x) $175 million in the aggregate on or prior to March 31, 2022 or (y) $100 million of aggregate principal amount at any time.

The obligations of the Borrower under the Credit Agreement are guaranteed by each of Advisors and Advisors II, and upon the occurrence of the Closing Date, will be secured by a lien on substantially all of the Operating Partnerships’ assets, subject to certain exclusions. The Credit Agreement also requires certain sister companies and material domestic subsidiaries that are “Investment Advisers” or “Relying Advisers” (as defined in the U.S. Investment Advisers Act of 1940) grant a lien on substantially all of their respective assets, subject to certain exclusions, to secure the obligations of the Borrower and to guarantee the obligations of the Borrower under the Credit Agreement.

The occurrence of the Closing Date is subject to the satisfaction of certain closing conditions, including the entry of a judgment and commitment order in the case of U.S. vs. Oz Africa Management GP, LLC for restitution no later than 180 days after the Effective Date, the issuance of a warrant or restricted stock, as applicable, to Delaware Life and the sum of cash and cash equivalents, the amount by which commitments under the Revolving Credit Facility exceeds loans thereunder and management fee receivables, incentive receivables and other revenue receivables of the Borrower, the guarantors and their consolidated subsidiaries, on a pro forma basis as of June 30, 2020, is not less than $200 million.

The Credit Agreement contains customary representations and warranties and covenants for a transaction of this type, including three financial maintenance covenants. The first financial maintenance covenant prohibits the total fee-paying assets under management, subject to certain exclusions, of the Borrower, the guarantors and their consolidated subsidiaries as of the last day of any fiscal quarter to be less than $20 billion. The second financial maintenance covenant prohibits, during the Financial Covenant Period (as defined in the Credit Agreement), the total net leverage ratio as of the last day of any fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date, to exceed 4.50 to 1.00. The third financial maintenance covenant prohibits, as of the last day of two consecutive fiscal quarters during the Financial Covenant Period (as defined in the Credit Agreement), the sum of (i) cash and cash equivalents, (ii) the excess of commitments under the Revolving Credit Facility over loans outstanding under the Revolving Credit Facility and (iii) management fee receivables, incentive receivables and other revenue receivables of the Borrower, the guarantors and their consolidated subsidiaries to be less than (i) from the Closing Date until at least $100 million of the Term Loan Facility has been repaid under certain provisions of the Credit Agreement, $100 million and (ii) thereafter, $50 million. The Credit Agreement allows a limited right to cure an event of default resulting from noncompliance with the total net leverage ratio test described above with an equity contribution made to the Borrower.

The Credit Agreement contains customary events of default for a transaction of this type, after which obligations under the Credit Agreement may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Borrower, the guarantors or any of the material subsidiaries of the foregoing after which the obligations under the Credit Agreement become automatically due and payable.

Pursuant to the Credit Agreement, the Company has agreed to issue to Delaware Life (or one of its affiliated designees) a warrant to purchase shares of Class A common stock representing up to 7.5% of the Company (subject to reduction to 6.5% in certain circumstances as provided in the Credit Agreement); provided, however, that if the Company is unable to obtain certain consents from holders of the Class A common units and Class E common units of the Operating Partnerships, the equity issuance will be in the form of restricted shares of Class A common stock rather than a warrant. The warrant will have a 10 year term and will have an exercise price per share equal to $11.93, which is the volume weighted average price of the Company’s Class A common stock for the period of 20 days ended September 24, 2020. The exercise price will be subject to reduction from time to time, as provided for in the warrant agreement, with respect to any dividends paid on the Class A common stock. In the event that the equity issuance is in the form of restricted shares of Class A common stock, the purchase price for such shares will be the same as the exercise price per share under the warrant and the full purchase price will be payable at any time prior to the 10 year anniversary of the issuance of the restricted stock. The warrant or restricted stock agreement will provide for customary adjustments in the event of a stock split, stock dividend, recapitalization or similar event and if the Company undergoes a change of control prior to the expiration date, the holder will have the right to require the Company to repurchase the warrant or the restricted shares, as applicable, at the Black-Scholes value as provided for in the applicable agreement. The warrant or restricted stock agreement will restrict transfers and other dispositions for 18 months, subject to certain exceptions as provided for in the applicable agreement.

In addition, pursuant to the Credit Agreement, the Company and Delaware Life have agreed to enter into a board representation agreement (the “Board Representation Agreement”) on the Closing Date. Subject to the terms of the Board Representation Agreement, following the closing under the Credit Agreement, the board of directors of the Company (the “Board”) will appoint one individual designated by Delaware Life to serve on the Board and thereafter Delaware Life will have the right to nominate one director for election or re-election to the Board for so long as Delaware Life (including its affiliates and certain other entities from time to time upon mutual agreement of the Company and Delaware Life) continues to beneficially own at least 50% of the voting stock of the Company beneficially owned by it on the Closing Date (the “Board Right Period”). During the Board Right Period the Company will agree, subject to the terms of the Board Representation Agreement, to use commercially reasonable efforts to procure the election or re-election of such designee to the Board.

The description of the Credit Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On September 25, 2020, the Company issued a press release announcing the signing of the Credit Agreement. A copy of the press release, dated September 25, 2020, is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Credit and Guaranty Agreement, dated as of September 25, 2020, among Sculptor Capital LP, as borrower, Sculptor Capital Advisors LP, Sculptor Capital Advisors II LP and the other guarantors party thereto from time to time, the lenders party thereto from time to time and Delaware Life Insurance Company, as administrative agent.

99.1	Press Release issued by Sculptor Capital Management, Inc. on September 25, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas M. Sipp
Name:	Thomas M. Sipp
Title:	Chief Financial Officer and Executive Managing Director

Dated: September 25, 2020